Southern Community Financial Corporation
Announces Results for the First Quarter 2010

Winston-Salem, NC – (MARKET WIRE) 04/22/2010 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, reported results for the first quarter of 2010.

Financial Highlights:

•	Net interest margin for first quarter 2010 increased 13 basis points to 3.41% from 3.28% in fourth quarter of 2009;
•	Provision for loan losses of $10.0 million, a decrease of $8.0 million, compared to the fourth quarter;
•	Net charge-offs of $3.6 million, or 1.20% of average loans (annualized), down from $9.2 million, or 2.92% of average loans (annualized), in the fourth quarter;
•	Allowance for loan losses increased to $36.0 million, or 2.98% of total loans, at March 31, 2010, compared to $29.6 million, or 2.41% of total loans, at December 31, 2009;
•	Allowance for loan losses as a percentage of nonperforming loans decreased slightly to 71% at March 31, 2010 compared to 79% at December 31, 2009;
•	Nonperforming loans increased to $50.6 million, or 4.19% of loans, at March 31, 2010 from $37.7 million, or 3.07% of loans, at December 31, 2009;
•	Nonperforming assets increased to $70.9 million or 4.15% of total assets at March 31, 2010 from $57.4 million or 3.32% of total assets at December 31, 2009;
•	Regulatory capital ratios remain in excess of the “well capitalized” threshold; and
•	Net loss available to common shareholders of $5.2 million or $0.31 per share.

Southern Community Financial reported a net loss available to common shareholders of $5.2 million in the first quarter of 2010.  This compares with a net loss of $11.3 million in the fourth quarter of 2009 and net loss of $50.0 million in the first quarter of 2009, which included a goodwill impairment charge of $49.5 million.  The net loss per diluted common share in the first quarter of 2010 was $0.31, compared to $0.68 in the fourth quarter of 2009, and $2.98 in the first quarter of 2009.

“As we previously announced, our first quarter results were impacted by the $10.0 million loan loss provision primarily related to the impairment of two commercial real estate credits.  The results also included a $2.0 million valuation allowance on deferred tax assets,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “We completed a comprehensive review of our loan portfolio in the fourth quarter of last year; but the credit cycle continues to be unpredictable.  Borrowers that were strong at the beginning of the cycle are becoming more stressed.  The troubled commercial real estate market is now emerging; therefore, further reserve building may be necessary during the remainder of this cycle.  Accordingly, we will remain focused on aggressively managing, reporting and resolving our problem assets.

 “Our core bank operations remain strong.  The improvement in our net interest margin in the first quarter of 2010 was the direct result of our continued focus on improving our funding mix with lower cost core deposits.  While total deposits decreased slightly compared to the fourth quarter of 2009, money market, savings, and NOW deposits increased 7% and represent 47% of our total deposits, up from 44% in the previous quarter.  This is a significant improvement from the first quarter of 2009, when these deposits represented just 35% of our total deposits and certificates of deposit comprised 58% of our total deposits.

“Southern Community remains well capitalized with ratios exceeding regulatory requirements.  We are well positioned for a sustainable improvement in the local and national economies.”

Asset Quality

Nonperforming loans increased to $50.6 million, or 4.19% of total loans, at March 31, 2010 from $37.7 million, or 3.07% of total loans, at December 31, 2009.  Nonperforming assets increased to $70.9 million, or 4.15% of total assets, at March 31, 2010 from $57.4 million, or 3.32% of total assets, at December 31, 2009 due primarily to a $12.9 million increase in nonperforming loans during the quarter.  Net charge-offs totaled $3.6 million, or 1.20% of average loans on an annualized basis, a decrease from $9.2 million, or 2.92% of average loans annualized, from the fourth quarter 2009.  The $12.9 million increase in nonperforming loans reflects an increase of $6.7 million derived from one commercial real estate relationship as well as an increase in the volume of other new nonaccrual loans.

The provision for loan losses of $10.0 million in the first quarter of 2010 decreased $8.0 million compared with the fourth quarter 2009.  This level of provision for loan losses primarily resulted from the impairment of two commercial real estate credits, which were identified late in the first quarter.  The impairment of these two loans accounted for approximately $5.1 million of the $10.0 million provision for loan losses.

Given the relative magnitude of the provision for loan losses and  net charge-offs in the first quarter of 2010 and their impact on deferred tax assets, the income tax benefit on operating losses during the first quarter 2010 was decreased by a $2.0 million valuation allowance on deferred tax assets due to realization considerations.

Net Interest Income

Net interest income of $13.2 million in the first quarter of 2010 decreased 1% compared to $13.4 million in the fourth quarter of 2009, and increased 6% compared to  $12.6 million in the first quarter of 2009.  The net interest margin increased 13 basis points to 3.41% in the first quarter of 2010 compared with 3.28% in the fourth quarter of 2009, primarily due to lower deposit costs resulting from active liability management with an emphasis on improving the funding mix and lowering funding costs.  Compared to the first quarter of 2009, the net interest margin increased 40 basis points.  The sequential decrease in net interest income in the first quarter of 2010 was due to a $23.6 million decrease in average loan balances, which was generally offset by the increase in net interest margin.  The year-over-year growth in net interest income in the first quarter of 2010 resulted primarily from the impact of the Company’s deposit and borrowing costs repricing lower than its asset yields which were positively impacted by the increased utilization of interest rate floors on a majority of variable rate loans.  Offsetting a portion of this favorable margin variance in comparing year-over-year net interest income was the decrease in average loan balances of $88.1 million, or 7%, due to a slowdown in loan demand due to the current economic environment.

Non-interest Income

Non-interest income increased by $427 thousand, or 12%, to $4.0 million during the first quarter of 2010 compared with the fourth quarter of 2009.  The increase in non-interest income primarily resulted from a $1.4 million increase in investment securities gains.  This impact was partially offset by an $883 thousand net decrease in derivatives gains, due primarily to market rate movement and its impact on fair value hedges, and a $186 thousand “other-than-temporary impairment” write-down in equity securities during the quarter.  On a year-over-year comparison, non-interest income in the first quarter of 2010 increased $1.4 million, or 53%, compared with the first quarter of 2009.  The year-over-year increase was primarily the result of investment sale gains realized during the first quarter of 2010.

Non-interest Expenses

Non-interest expenses of $11.8 million during the first quarter of 2010 decreased $1.7 million, or 13%, on a linked quarter basis.  The sequential decrease in non-interest expenses was primarily due to the $1.1 million reduction in write-downs on carrying values on foreclosed real estate.  In addition, the Company reduced discretionary spending on a linked quarter basis by approximately $310 thousand in areas such as marketing, contributions, dues and subscriptions and travel.  Other expense reductions of $152 thousand in FDIC insurance and $98 thousand in buyer incentive program expenditures contributed to the decrease in non-interest expenses.  The Company contained personnel expenses to a 2% sequential increase due to cost savings programs initiated in prior quarters including a company-wide salary freeze, and a reduction in 401(k) employer matching contributions.

Balance Sheet

As of March 31, 2010, total assets amounted to $1.7 billion, representing a decrease of $82.6 million, or 5%, year-over-year.  On a linked quarter basis, total assets decreased $21.4 million, or 1%.  The loan portfolio decreased by $21.8 million, or 2%, sequentially during the first quarter of 2010 and decreased by $89.0 million, or 7%, since March 31, 2009 due to a decrease in loan demand.  Total deposits of $1.3 billion at March 31, 2010 increased $9.5 million, or 1%, year-over-year.  While total deposits decreased $7.1 million, or less than 1%, during the first quarter 2010, the Company continued to shift its deposit mix toward lower cost money market and transaction accounts from certificates of deposit.  Time deposits decreased $43.4 million, or 7%, during the first quarter of 2010 as money market, savings and NOW deposits increased $41.4 million.

At March 31, 2010, stockholders’ equity of $116.9 million represented 6.85% of total assets.  Stockholders’ equity decreased $5.1 million, or 4%, from $122.0 million at December 31, 2009 primarily due to the first quarter loss discussed above.  Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Conference Call

Southern Community’s executive management team will host a conference call on April 23, 2010, at 9:30 am Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-855-481-2849 or 1-719-955-1567 and entering pass code 1248434.  A replay of the conference call can be accessed until 11:59 pm on May 7, 2010, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 1248434.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement	2010	2009	2009	2009	2009

Total Interest Income	$20,986	$22,092	$22,186	$22,451	$22,744
Total Interest Expense	7,739	8,701	8,868	9,872	10,285
Net Interest Income	13,247	13,391	13,318	12,579	12,459

Provision for Loan Losses	10,000	18,000	6,000	6,000	4,000

Net Interest Income after Provision for Loan Losses	3,247	(4,609)	7,318	6,579	8,459

Non-Interest Income
Service Charges on Deposit Accounts	1,557	1,671	1,588	1,543	1,444
Income from mortgage banking activities	358	416	512	760	416
Investment brokerage and trust fees	235	292	359	212	296
SBIC income (loss) and management fees	176	(218)	171	(43)	238
Gain (Loss) on Sale of Investment Securities	1,354	-	735	500	1
Gain (Loss) and Net Cash Settlement on Economic Hedges	(31)	852	316	(912)	(22)
Other-than-temporary impairment	(186)	-	-	-	-
Other Income	490	513	508	550	208
Total Non-Interest Income	3,953	3,526	4,189	2,610	2,581

Non-Interest Expense
Salaries and Employee Benefits	5,469	5,385	5,690	5,897	5,530
Occupancy and Equipment	1,916	1,882	1,997	1,990	2,034
Goodwill Impairment	-	-	-	-	49,501
Other	4,458	6,311	4,934	5,834	3,513
Total Non-Interest Expense	11,843	13,578	12,621	13,721	60,578

Income (Loss) Before Taxes	(4,643)	(14,661)	(1,114)	(4,532)	(49,538)
Provision for Income Taxes	(32)	(3,944)	(683)	(1,845)	(214)

Net Income (Loss)	$(4,611)	$(10,717)	$(431)	$(2,687)	$(49,324)

Effective dividend on preferred stock	633	627	621	633	627

Net Income (loss) available to common shareholders	$(5,244)	$(11,344)	$(1,052)	$(3,320)	$(49,951)

Net Income (Loss) per Common Share
Basic	$(0.31)	$(0.68)	$(0.06)	$(0.20)	$(2.98)
Diluted	$(0.31)	$(0.68)	$(0.06)	$(0.20)	$(2.98)

Balance Sheet	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2010	2009	2009	2009	2009

Assets
Cash and due from Banks	$33,885	$30,184	$22,953	$27,265	$28,268
Federal Funds Sold & Int Bearing Balances	22,352	31,269	21,792	1,496	17,891
Investment Securities	335,519	323,700	323,800	333,722	345,861
Federal Home Loan Bank Stock	9,794	9,794	9,794	9,794	10,178

Loans held for sale	2,984	3,025	2,559	8,068	6,044

Loans	1,208,454	1,230,275	1,248,249	1,251,200	1,297,489
Allowance for Loan Losses	(36,007)	(29,638)	(20,807)	(19,390)	(19,314)
Net Loans	1,172,447	1,200,637	1,227,442	1,231,810	1,278,175

Bank Premises and Equipment	42,058	42,630	42,590	42,006	40,622
Foreclosed Assets	20,285	19,634	18,118	17,881	10,798
Other Assets	67,856	67,735	56,293	54,667	51,897

Total Assets	$1,707,180	$1,728,608	$1,725,341	$1,726,709	$1,789,734

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$113,292	$118,372	$106,156	$103,205	$98,618
Money market, savings and NOW	620,433	579,027	526,884	459,682	449,080
Time	573,229	616,671	646,039	680,875	749,728
Total Deposits	1,306,954	1,314,070	1,279,079	1,243,762	1,297,426

Borrowings	275,831	284,580	303,978	340,335	345,117
Accrued Expenses and Other Liabilities	7,513	7,961	8,222	8,913	8,982
Total Liabilities	1,590,298	1,606,611	1,591,279	1,593,010	1,651,525

Total Stockholders' Equity	116,882	121,997	134,062	133,699	138,209

Total Liabilities and Stockholders' Equity	$1,707,180	$1,728,608	$1,725,341	$1,726,709	$1,789,734

Tangible Book Value per Common Share	$4.45	$4.77	$5.49	$5.47	$5.74

	For the three months ended
	Mar 31,		Dec 31,		Sep 30,		Jun 30,		Mar 31,
	2010		2009		2009		2009		2009

Per Common Share Data:
Basic Earnings per Share	$(0.31)		$(0.68)		$(0.06)		$(0.20)		$(2.98)
Diluted Earnings per Share	$(0.31)		$(0.68)		$(0.06)		$(0.20)		$(2.98)
Tangible Book Value per Share	$4.45		$4.77		$5.49		$5.47		$5.74
Cash dividends paid	$-		$-		$-		$-		$-

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-1.10%		-2.44%		-0.10%		-0.61%		-10.90%
Return on Average Equity (annualized) ROE	-15.34%		-31.92%		-1.28%		-7.87%		-106.68%
Return on Tangible Equity (annualized)	-15.44%		-32.14%		-1.29%		-7.93%		-145.53%
Net Interest Margin	3.41%		3.28%		3.30%		3.05%		3.01%
Net Interest Spread	3.26%		3.08%		3.10%		2.84%		2.78%
Non-interest Income as a % of Revenue	22.98%		20.84%		23.93%		17.18%		17.16%
Non-interest Income as a % of Average Assets	0.94%		0.80%		0.96%		0.59%		0.57%
Non-interest Expense to Average Assets	2.82%		3.09%		2.91%		3.12%		13.39%
Efficiency Ratio	68.85%		80.26%		72.09%		90.34%		402.78%

Asset Quality:
Nonperforming Loans	$50,608		$37,732		$22,697		$17,851		$20,251
Nonperforming Assets	$70,893		$57,366		$40,766		$35,732		$31,049
Nonperforming Loans to Total Loans	4.19%		3.07%		1.82%		1.43%		1.56%
Nonperforming Assets to Total Assets	4.15%		3.32%		2.36%		2.07%		1.73%
Allowance for Loan Losses to Period-end Loans	2.98%		2.41%		1.67%		1.55%		1.49%
Allowance for Loan Losses to Nonperforming Loans (X)	0.71	X	0.79	X	0.92	X	1.09	X	0.95	X
Net Charge-offs to Average Loans (annualized)	1.20%		2.92%		1.45%		1.85%		1.09%

Capital Ratios:
Equity to Total Assets	6.85%		7.06%		7.77%		7.74%		7.72%
Tangible Equity to Total Tangible Assets (1)	4.39%		4.63%		5.34%		5.32%		5.39%

Average Balances:
Year to Date
Interest Earning Assets	$1,573,247		$1,638,171		$1,643,945		$1,665,784		$1,679,293
Total Assets	1,704,190		1,767,047		1,774,376		1,800,376		1,834,575
Total Loans	1,222,594		1,272,087		1,280,803		1,295,913		1,310,679
Equity	121,944		147,652		155,522		162,126		187,512
Interest Bearing Liabilities	1,459,636		1,501,705		1,506,867		1,525,524		1,535,956

Quarterly
Interest Earning Assets	$1,573,247		$1,621,037		$1,600,979		$1,652,424		$1,679,293
Total Assets	1,704,190		1,745,299		1,723,224		1,766,553		1,834,575
Gross Loans	1,222,594		1,246,223		1,251,076		1,281,309		1,310,679
Equity	121,944		133,201		133,627		137,019		187,512
Interest Bearing Liabilities	1,459,636		1,486,386		1,470,162		1,515,206		1,535,956

Weighted Average Number of Shares Outstanding
Basic	16,806,292		16,789,045		16,791,175		16,791,340		16,780,058
Diluted	16,806,292		16,789,045		16,791,175		16,791,340		16,780,058
Period end outstanding shares	16,818,125		16,787,675		16,791,175		16,793,175		16,793,175

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.